Exhibit 99.1

Press Contacts:
John Stewart Progress Software Corporation (781) 280-4101 jstewart@progress.com	Joan Geoghegan Schwartz Communications, Inc. (781) 684-0770 progress@schwartz-pr.com
PROGRESS SOFTWARE UNDERTAKING VOLUNTARY REVIEW
OF ITS STOCK OPTION PRACTICES
Bedford, MA, June 19, 2006 — Progress Software Corporation (Nasdaq: PRGS), a supplier of leading technology to develop, deploy, integrate and manage business applications, today announced that it has begun a voluntary review of its historical practices regarding its stock option program. The review, being conducted by the Audit Committee of the Company’s board of directors working with the Company’s outside legal counsel, covers all option grants since the beginning of the Company’s 1996 fiscal year.
The review was prompted by recent media and analysts’ reports regarding stock option grant practices of numerous companies, and by investor inquiries. At this time Progress has not received any formal or informal notice or inquiry from the SEC or any other governmental agency, nor is there pending litigation regarding stock option matters.
The Company will complete the review and disclose the results as soon as possible. At this time, the Company has not concluded that any of its previously issued financial statements should no longer be relied upon. It is possible, however, that as a result of this review the Company could conclude that a restatement of its historical financial statements is required. The likely effects of any such restatement would be to increase the amount of non-cash charges associated with past option grants and to affect the related tax impact.
The net effect of any such changes would likely be to reduce the amount of the Company’s previously reported operating income determined in accordance with generally accepted accounting principles in the United States (“GAAP”), but not to affect non-GAAP operating income, which is the corresponding non-GAAP financial measure that the Company discloses in its customary financial releases and communications with investors. The non-GAAP operating income reported by the Company generally excludes stock-based compensation, amortization of acquired intangibles and certain acquisition-related expenses.
If the Company reaches the conclusion that a restatement of its historical financial statements is necessary, it will promptly disclose that conclusion in accordance with SEC rules. The need to complete the Company’s stock option review and to evaluate the necessity of any restatement of its prior financial statements could result in a delay in the Company’s SEC or other regulatory filings, including the filing of its Quarterly Report on Form 10-Q due July 10, 2006. Any such delays could also affect the Company’s ability to continue its listing on the Nasdaq National Market.
The Company grants stock options on a regular, periodic basis, generally twice per year. These regular, Company-wide grants are made on the same date and at the same price to all officers, directors and employees receiving grants, and account for most of the Company’s option grant activity. Stock option grants that occur outside the regular Company-wide option grant cycle are generally related to specific events such as acquisitions, recruitment of new hires or promotions. Historically, approximately 75% of all options granted by the Company to employees have been awarded to persons other than the Company’s executive officers, and more than 50% of the Company’s employees currently hold stock options.
About Progress Software Corporation
Progress Software Corporation (Nasdaq: PRGS) is a global industry leader providing application infrastructure software for all aspects of the development, deployment, integration and management of business applications. Headquartered in Bedford, Mass., Progress can be reached at www.progress.com or +1-781-280-4000.